UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

January 31, 2012

Date of Report (Date of earliest event reported)

SHORETEL, INC.

(Exact name of Registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-33506	77-0443568
(Commission file number)	(I.R.S. Employer Identification No.)

960 Stewart Drive, Sunnyvale, CA	94085
(Address of principal executive offices)	(Zip Code)

(408) 331-3300

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On January 31, 2012, ShoreTel, Inc. (“ShoreTel”) and its wholly owned subsidiaries, Mets Acquisition Corp. (“Sub I”) and Mets Acquisition II LLC (“Sub II”), entered into an Agreement and Plan of Reorganization (“Agreement”) with M5 Networks, Inc. (“M5”) and Fortis Advisors LLC, as Effective Time Holders’ Agent. The Agreement provides that the acquisition will be accomplished by the merger of Sub I into M5, with M5 surviving the merger as a wholly owned subsidiary of ShoreTel and, as part of the same overall transaction, the subsequent merger of M5, as the surviving entity of the first merger, into Sub II, with Sub II surviving the second merger as a wholly owned subsidiary of ShoreTel (collectively, the “Mergers”). Sub II, as a wholly owned subsidiary of ShoreTel after the second merger, is hereinafter referred to as the “Surviving Entity.”

Subject to the terms and conditions of the Agreement, ShoreTel has agreed to acquire all of the outstanding capital stock and other securities of M5 for approximately $146 million in cash and shares of ShoreTel Common Stock (the “Up Front Consideration”) and up to an additional $13,687,500 in future cash payments, subject to the achievement by the Surviving Entity, as separate business unit of ShoreTel after the Mergers, of certain revenue milestones. Of the Up Front Consideration, approximately $62 million will be paid in the form of 9,500,000 shares of ShoreTel Common Stock (the “Stock Consideration”), with each share of ShoreTel Common Stock for purposes of the Up Front Consideration valued at $6.55, and the remaining portion of the Up Front Consideration will be paid in the form of cash (the “Cash Consideration”). The Cash Consideration is subject to downward adjustment based on M5’s working capital at closing and certain liabilities of M5, including, among other things, unpaid transaction costs, indebtedness and bonuses (the “Adjusted Cash Consideration”).

The Agreement contains customary representations and warranties of each of ShoreTel and M5. The representations and warranties of each party set forth in the Agreement have been made solely for the benefit of the other parties to the Agreement, and such representations and warranties should not be relied on by any other person. In addition, such representations and warranties (1) have been qualified by disclosure schedules that the parties have exchanged in connection with the execution of the Agreement, (2) are subject to the materiality standards set forth in the Agreement, which may differ from what may be viewed as material by investors, (3) in certain cases, were made as of a specific date, and (4) may have been used for purposes of allocating risk between the respective parties rather than establishing matters of fact. Accordingly, no person should rely on the representations and warranties as characterizations of the actual state of facts. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the execution of the Agreement.

Pursuant to the Agreement, following the consummation of the Mergers, securityholders of M5 have agreed to indemnify ShoreTel for any losses related to certain matters, including, among other things, failures of representations or warranties of M5 contained in the Agreement to be true and correct, failure by M5 to perform or comply with any covenant applicable to it contained in the Agreement, other specified matters and for other customary matters. As security for such indemnification obligations, the parties agreed that, at the closing of the Mergers, 15% of the Stock Consideration and 15% of the Adjusted Cash Consideration shall be deposited into an escrow fund.

The Agreement contains customary covenants of ShoreTel and M5, including, among other things, a covenant by M5 to conduct its business in the ordinary course between the execution of the Agreement and consummation of the Mergers and not to engage in certain kinds of transactions during such period.

The closing of the Mergers is subject to customary closing conditions, including, among other things, (i) approval of M5’s stockholders, (ii) receipt of certain regulatory clearance under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, (iii) the absence of any law or order prohibiting the closing, (iv) the absence of a material adverse effect with respect to M5, (v) the accuracy, in all material respects, of the representations and warranties of the other party at the time of the closing of the Mergers and (vi) compliance in all material respects by the other party with its covenants. The closing of the Mergers is also subject to ShoreTel being able to obtain financing, on terms acceptable to ShoreTel in ShoreTel’s sole discretion, as is necessary for ShoreTel to have available sufficient funds to pay the Adjusted Cash Consideration.

The parties intend to consummate the transaction as soon as practicable and currently anticipate that the closing will occur no later than the second quarter of calendar year 2012.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement, which ShoreTel intends to file with the Securities and Exchange Commission.

In connection with the parties’ entry into the Agreement, certain of the directors, executive officers and significant stockholders of M5 have each entered into stockholder agreements with ShoreTel pursuant to which they have agreed to vote their M5 capital stock in favor of the Mergers.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SHORETEL, INC.

Date: February 2, 2012	By:	/s/ Michael E. Healy
Name: Michael E. Healy
Title: Chief Financial Officer